EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO Municipal Income Fund II

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	281,869,875	110.20	31,062.06
Fees Previously Paid	N/A		0.0
Total Transaction Valuation	281,869,875
Total Fees Due for Filing			31,062.06

Total Fees Previously Paid			0.0
Total Fee Offsets			0.0

Net Fee Due			31,062.06

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A